Exhibit 5.1

NELSON MULLINS RILEY & SCARBOROUGH LLP ATTORNEYS AND COUNSELORS AT LAW
One Biscayne Tower 2 S. Biscayne Boulevard | Suite 2100 Miami, FL 33131 T 305.373.9400 F 305.373.9443 nelsonmullins.com * In Florida, known as Nelson Mullins Broad and Cassel

January 15, 2020

Board of Directors

FedNat Holding Company

14050 N.W. 14th Street, Suite 180

Sunrise, Florida 33323

Re:  Registration Statement on Form S-4 of FedNat Holding Company

Dear Ladies and Gentlemen:

This opinion is furnished to you in connection with the above-referenced registration statement (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of the offer by FedNat Holding Company (the “Company”) to exchange up to $100,000,000 in aggregate principal amount of its Senior Unsecured Notes due 2029 (the “New Notes”) for up to $100,000,000 in aggregate principal amount of its existing Senior Unsecured Notes due 2029 (the “Old Notes”). The New Notes are to be issued in accordance with the provisions of the Indenture dated as of March 5, 2019 (the “Base Indenture”), as amended by a First Supplemental Indenture to be dated as of the date the New Notes are issued (the “First Supplemental Indenture,” and together with the Base Indenture, the “Indenture”) by and between the Company, as issuer, and The Bank of New York Mellon, as trustee (the “Trustee”), as contemplated by the Registration Rights Agreements (the “Registration Rights Agreements”), each dated as of March 5, 2019, by and between the Company and the purchasers of the Old Notes.

We have acted as counsel for the Company in connection with its registered offering of the New Notes. This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In connection with the issuance of this opinion letter, we have examined originals or copies, certified or otherwise identified to our satisfaction of:

(a)	the Second Restated Articles of Incorporation of the Company filed with the Florida Secretary of State on November 7, 2018;

(b)	the Second Amended and Restated Bylaws of the Company filed as Exhibit 3.2 to the Company’s Form 10-Q filed with the Commission on November 7, 2018;

(c)	the Registration Statement;

(d)	the Old Notes;

(e)	the New Notes;

(f)	the Indenture;

(g)	the Registration Rights Agreements; and

CALIFORNIA | COLORADO | DISTRICT OF COLUMBIA | FLORIDA | GEORGIA | MARYLAND | MASSACHUSETTS | NEW YORK

NORTH CAROLINA | SOUTH CAROLINA | TENNESSEE | WEST VIRGINIA

FedNat Holding Company

January 15, 2020

(h)	certain resolutions adopted by the Board of Directors of the Company with respect to the issuance of the Old Notes and the New Notes.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates of public officials, certificates of officers or other representatives of the Company and others, and such other documents, certificates and records, as we have deemed necessary or appropriate as a basis for the opinion set forth herein.

In our examination, we have assumed and have not verified (i) the legal capacity of all natural persons, (ii) the genuineness of all signatures, (iii) the authenticity of all documents submitted to us as originals, (iv) the conformity with the originals of all documents supplied to us as copies, (v) the accuracy and completeness of all corporate records and documents made available to us by the Company, and (vi) that the foregoing documents, in the form submitted to us for our review, have not been altered or amended in any respect material to our opinion stated herein. In addition, we have assumed that, as of the date of issuance of the New Notes, the Indenture will continue to be the valid and legally binding obligation of the Company and the Trustee.

Based upon and subject to the foregoing, we are of the opinion that, when the New Notes and First Supplemental Indenture (each in the form examined by us) are duly executed by the Company, and the New Notes are authenticated by the Trustee in accordance with the Indenture and issued and delivered upon consummation of the exchange offer (as described in the Registration Statement) against receipt of the Old Notes surrendered in exchange therefor in accordance with the terms of such exchange offer, the Registration Rights Agreements, the Registration Statement and the Indenture, the New Notes will be valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

We express no opinion (i) as to the laws of any jurisdiction other than the federal securities laws of the United States and the laws of the State of Florida and the State of New York (except with respect to state securities or “blue sky” laws), including as to whether, or the extent to which, the laws of any particular jurisdiction apply to the subject matter hereof or (ii) as to the validity, binding effect or enforceability of any provision in the New Notes or the Indenture to the extent it violates any applicable statute of limitations or relates to the choice of forum for resolving disputes. The opinions expressed above are subject to bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws of general application affecting the rights and remedies of creditors and to general principles of equity.

This opinion is limited to the specific issues addressed herein, and no opinion may be implied or inferred beyond the opinion expressly stated above. Our opinion expressed herein is as of the date hereof, and we assume no obligation to revise or supplement the opinion rendered herein should the above-referenced laws be changed by legislative or regulatory action, judicial decision or otherwise.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and the references to our name therein, as well as under the heading “Legal Matters” in the related prospectus. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,
/s/ NELSON MULLINS RILEY & SCARBOROUGH LLP